                                                               EXHIBIT 11
                               SEQUA CORPORATION

           CALCULATION OF PRIMARY AND FULLY DILUTED LOSSES PER SHARE
           ---------------------------------------------------------
                                                           (Unaudited)
                                                       For the Nine Months
                                                       Ended September 30,
                                                       --------------------
                                                         1994       1993
                                                         ----       ----
Primary
- -------
     Losses
       Loss before extraordinary loss                 $(12,196)   $(45,220)
       Preferred stock dividend requirements            (2,373)     (2,373)
                                                      --------    --------
       Loss applicable to common
        shareholders before extraordinary loss         (14,569)    (47,593)
       Extraordinary loss on early retirement of
        debt                                            (1,083)       -
                                                      --------    --------
       Net loss applicable to common
        shareholders                                  $(15,652)   $(47,593)
                                                      ========    ========
     Shares
       Common and common equivalent shares               9,677       9,655
                                                      ========    ========
     Primary loss per common share
       Loss before extraordinary loss                 $ (1.51)    $  (4.93)
       Extraordinary loss on early retirement of
        debt                                             (.11)         -
                                                      -------     --------
       Net loss                                       $ (1.62)    $  (4.93)
                                                      =======     ========
*Fully Diluted
 -------------
     Losses
       Loss before extraordinary loss                 $(12,196)   $(45,220)
       Extraordinary loss on early retirement of
        debt                                            (1,083)       -
                                                      --------    --------
       Net loss                                       $(13,279)   $(45,220)
                                                      ========    ========
     Shares
       Common and common equivalent shares              10,515      10,493
                                                      ========    ========
     Fully diluted loss per common share
       Loss before extraordinary loss                 $  (1.16)   $  (4.31)
       Extraordinary loss on early retirement
         of debt                                          (.10)        -
                                                      --------    --------
       Net loss                                       $  (1.26)   $  (4.31)
                                                      ========    ========
Shares
- ------
       Weighted average common shares outstanding        9,677       9,655
       Preferred stock assumed to be converted             838         838
       Common and common equivalent shares              10,515      10,493
                                                      ========    ========

* The 1994 and 1993 fully diluted losses per share calculations are anti-dilutive; therefore, fully diluted losses per share have not been presented in the Consolidated Statement of Income.